Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THE COMPLETION OF THE SALE OF ITS
SUSAN STREET FACILITY AND INITIATION OF ITS STOCK BUYBACK PROGRAM

DALTON, GEORGIA (October 22, 2019) --The Dixie Group, Inc. (NASDAQ: DXYN) reported the sale of its Susan Street facility, and approximately 10 acres of surrounding property located in Santa Ana, California to the CenterPoint Properties Trust for a net purchase price of approximately $37.2 million. The sale will result in reducing debt under the Company’s Revolving Credit Facility by over 35% and increasing equity by over 50%. As previously disclosed, completion of the sale was a condition to the implementation of the Company’s stock repurchase program, pursuant to which the Company is authorized to purchase up to $5.9 million of its shares between completion of the sale and March 2020.

On October 22, 2019, TDG Operations, LLC, a Georgia limited liability company and a wholly-owned subsidiary of The Dixie Group, Inc., completed the sale of its Susan Street facility located in Santa Ana, California for a net purchase price of $37.2 million. Concurrent with the sale of the Property, The Dixie Group and the CenterPoint entered into a ten-year lease agreement, whereby Dixie Group will lease back the property at an annual rental rate of $2.1 million, subject to annual rent increases of 2.0%. Under the lease, The Dixie Group has two (2) consecutive options to extend the term of the Lease by five (5) years for each such option.
As finally negotiated by the parties, and under the terms of the sale agreement and the Susan Street Lease Agreement, certain anticipated costs, including, among others, the full cost of roof repair, repaving of the facility’s parking lot, replacement of HVAC equipment and repair of the facility’s interior upon termination of the lease, are to be borne by the purchaser, instead of by the tenant, and, in exchange, the purchase price was set at the level described above, and the annual rental and escalator were adjusted to the levels described herein.
Simultaneously with the sale, the registrant paid down its credit facility by approximately $36.3 million. Prior to completing the Purchase and Sale Agreement, Dixie Group entered into that certain Consent and Thirteenth Amendment to Credit Agreement dated October 22, 2019, pursuant to which the Company’s lender consented to the sale of the Santa Ana Property. This amendment also adjusted the size of the credit facility to $120 million as well as other terms relative to the sale of the Santa Ana property.
The Company expects to incur an after-tax gain of approximately $25 million. As of the date hereof, net accessible availability under the Company’s Revolving Credit Facility is approximately $22.0 million, leaving an outstanding debt balance of $57.2 million under that Credit Facility.
As previously disclosed The Dixie Group entered into a 10b5-1 Plan to facilitate repurchase of up to $5.9 million of its common shares contingent upon the now completed sale of the Santa Ana Susan Street facility and continuing until March 2020. Any purchases made under the Plan will be structured to come within Rule 10b-18 and will be managed by Raymond James & Associates.
The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas | Masland Contract and Dixie International brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the possibility that negotiations will not be successful, that contract terms will not be as expected, and that levels of demand for the products produced by the Company will change. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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